EXHIBIT 10.15

Execution Copy

AMENDMENT NO. 2 TO LETTER AGREEMENT

This Agreement to Amend the Letter Agreement is made this 31st day of Dec., 2007 by and between Bucyrus International, Inc. (the “Company”) and Timothy W. Sullivan (the “Executive”).

WHEREAS, on July 27, 2004, the Company and the Executive entered into a Letter Agreement (the “Letter Agreement”) with respect to the terms and conditions of the Executive’s employment with the Company, which Letter Agreement provides, among other items, a severance payment for one year of the Executive’s base salary if the Company terminates the Executive’s employment without cause;

WHEREAS, the severance payments provided under the Letter Agreement are considered deferred compensation subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which was effective January 1, 2005;

WHEREAS, the Company and the Executive desire to amend the Letter Agreement in order to comply with final regulations issued by the Internal Revenue Service under Section 409A of the Code.

NOW, THEREFORE, in consideration of the promises and for the mutual consideration hereinafter set forth and provided in the Letter Agreement, the parties agree as follows:

1. Effective January 1, 2008, Section 5 of the Letter Agreement is amended to read in its entirety as follows:

“5. Compensation upon Termination. Your employment may be terminated by the Company at any time, with or without cause. In the event your employment is terminated by the Company for any reason other than cause, you will be entitled to a severance payment equal to your base salary for one year, payable in a lump sum upon your Separation from Service. Such severance payment will be in lieu of severance benefits under any other Company severance plan, policy or arrangement. Except as required by law or set forth in a relevant Company compensation or benefit plan or agreement thereunder, no additional payments or benefits will be paid to you in the event of the termination of your employment.

Notwithstanding the foregoing, if the amount of severance payment that would be payable to you exceeds two times the lesser of (a) your annual rate of base salary as in effect for the year preceding the year of your Separation from Service (or, if higher, your base salary as in effect on the last day of the year preceding the year of your Separation from Service), and (b) the limit in effect under Section 401(a)(17) Internal Revenue Code (the “Code”) for the year in which your Separation from Service occurs (the “409A Cap”), then the amount of your severance payment in excess of the 409A Cap shall be paid in a lump sum (without interest thereon) following the end of a six (6)-month delay which begins upon your Separation from Service.

For purposes of this Agreement:

(a) “Separation from Service” means your Termination of Employment, or if you continue to provide services to the Company and its 409A Affiliates following your Termination of Employment, such later date as is considered a separation from service, within the meaning of Code Section 409A, from the Company and its 409A Affiliates. Specifically, if you continue to provide services to the Company or a 409A Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.

(b) “Termination of Employment” shall occur when you and the Company reasonably anticipate that no further services will be performed by you for the Company and its 409A Affiliates or that the level of bona fide services that you will perform as an employee of the Company and its 409A Affiliates will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services that you performed (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding thirty-six (36)-month period (or such lesser period of services). Notwithstanding the foregoing, if you take a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, you will not be deemed to have incurred a Termination of Employment for the first six (6) months of the leave of absence, or if longer, for so long as your right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Termination of Employment.

(c) “409A Affiliate” means a corporation, partnership, joint venture, trust, association or other trade or business that, with the Company, forms part of a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Section 414(b) or (c); provided that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

2. Except as provided herein, the provisions of the Letter Agreement shall continue in full force and effect. This Amendment may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

EXECUTIVE	BUCYRUS INTERNATIONAL, INC.

/s/ T. W. Sullivan	By:	/s/ Barbara H. Stephens
Timothy W. Sullivan	Name:	Barbara H. Stephens
	Title:	Senior Vice President Human Resources

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